InterDigital Announces Fourth Quarter 2012 Financial Results

WILMINGTON, DE.—(BUSINESS WIRE)—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the fourth quarter and full year ended December 31, 2012.
Highlights for fourth quarter 2012:

•	Revenue of $87.9 million;

•	Net income of $15.5 million, or $0.38 per diluted share; and

•	Ending cash and short-term investments totaling $577.3 million.

Highlights for full year 2012:

•	Record revenue of $663.1 million and net income of $271.8 million, or $6.26 per diluted share;

•	Free cash flow[1] of $145.7 million; and

•	$235.8 million returned to shareholders in share repurchases and regular and special dividend payments.

“By all measures we delivered a stand-out year, characterized by meeting the objectives we'd discussed at the start of 2012,” commented William J. Merritt, President and CEO. “We began the year by expanding our strategy to include patent sales, and then successfully executed on that strategy, concluding transactions that drove an additional $384 million in revenue. In the fall of 2012, we announced another enhancement of our strategy and the formation of InterDigital Solutions, a new group with the goal of commercializing our technologies through key industry partnerships. We followed this up by announcing, at the very start of 2013, the first such partnership with Sony involving the exciting area of wireless machine-to-machine communications and services, where InterDigital has been a long-term innovator. All of that came on top of exceptionally strong performance from our core terminal unit licensing team, which launched our LTE licensing efforts with nine new, renewed or expanded patent license agreements—including agreements with Sony and Blackberry—all of which aligned with our long-term licensing strategy.”

“As a result of executing on our enhanced strategy and fulfilling these commitments, we delivered our strongest financial year ever, with record revenue, cash flow and profit,” continued Mr. Merritt. “We have equally high hopes for this year. With our restructured Innovations Group, we expect to create a greater quantity and more diverse set of inventions, touching on a broader range of wireless devices and services, at a lower cost. We will look for our Solutions Group to extend its success with new partnerships involving some of our other exciting technologies, like our Smart Access technologies. And we expect our licensing teams to continue their success, driving new and renewed license agreements and expanding our revenue base. With a strong cash position, solid strategy and no shortage of opportunities to pursue, we look forward to delivering another banner year.”

Fourth Quarter 2012 Summary

Revenue in fourth quarter 2012 totaled $87.9 million, compared to $77.0 million in fourth quarter 2011. This $10.9 million increase in total revenue was primarily attributable to $22.3 million of past sales recognized in conjunction with a patent license agreement we signed in December 2012 with a new licensee. This increase related to past sales was partially offset by decreases in our per-unit royalty revenue and lower technology solutions revenue. The decrease in per-unit royalty revenue resulted primarily from lower shipments by BlackBerry (formerly Research in Motion Limited), HTC Corporation ("HTC") and the company's Japanese per-unit licensees. Additionally, technology solutions revenue decreased to $0.6 million in fourth quarter 2012 from $2.4 million in fourth quarter 2011, primarily due to lower royalties recognized in connection with the company's SlimChip® modem IP business. As of December 31, 2012, the company has deferred $44.3 million, including $4.2 million in fourth quarter 2012, of disputed SlimChip modem IP royalties pending the outcome of an ongoing arbitration.
The company's fourth quarter 2012 net income was $15.5 million, or $0.38 per diluted share, a decrease of 32 percent from $22.8 million, or $0.49 per diluted share, in fourth quarter 2011, primarily due to higher expenses associated with the company's voluntary early retirement program ("VERP"), higher intellectual property enforcement costs and Long-Term Compensation Program ("LTCP"). Not including the repositioning charge of $12.5 million and its related tax effect, fourth quarter 2012 net income would have been $23.7 million, or $0.57 per diluted share.
“Agreements we signed in fourth quarter 2012 immediately contributed to our financial results through our recognition of past sales. We look forward to the recurring contributions these agreements will make and expect to recognize approximately $46 million to $47 million in revenue in first quarter 2013 based on agreements signed to date and subject to any agreements that may be completed between now and the end of the quarter,” said Richard Brezski, Chief Financial Officer. “Our fourth quarter expenses included a $12.5 million repositioning charge related to our fourth quarter 2012 voluntary early retirement plan. We expect to recognize an additional $1.0 million to $2.0 million charge related to this plan in first quarter 2013. Finally, in recognition of our strong financial position and expected future cash flows, we returned $69.7 million to shareholders during the quarter through regular and special dividends. ”
Fourth quarter 2012 operating expenses totaled $69.0 million, an increase of $27.5 million from $41.5 million in fourth quarter 2011. This increase was driven by $12.5 million of costs associated with the company's VERP, a $5.6 million increase in long-term compensation costs, a $3.7 million increase in intellectual property enforcement costs and a $3.2 million legal contingency recorded in fourth quarter 2012 related to one of our ongoing legal proceedings. Fourth quarter 2012 intellectual property enforcement costs were $13.6 million as compared to $9.9 million in fourth quarter 2011, and related primarily to the USITC patent infringement proceedings initiated in second half 2011 and January 2013. Long-term compensation costs increased due to a fourth quarter 2012 increase to our accrual rate for the LTCP cycle ended December 31, 2012, coupled with a reduction in fourth quarter 2011 to the accrual rate for two of the performance cycles under the LTCP. These and other increases were partially offset by lower costs associated with the 2011 strategic alternatives evaluation process.
Fourth quarter 2012 other expense of $2.5 million decreased $0.2 million from $2.7 million in fourth quarter 2011. The change between periods primarily resulted from higher returns on the company's investment balances during fourth quarter 2012 as compared to fourth quarter 2011.
The company's fourth quarter 2012 effective tax rate was approximately 5 percent, as compared to 31 percent in fourth quarter 2011. The decrease resulted from a $4.5 million benefit recognized in fourth quarter 2012 related to the reversal of a valuation allowance against certain deferred tax assets. Fourth quarter 2011 includes a $1.5 million after-tax benefit related to interest income on a tax refund.

Full Year 2012 Summary
The company's full year 2012 revenue totaled $663.1 million, a $361.4 million increase from $301.7 million in full year 2011. This increase was primarily attributable to the patent sale to Intel Corporation. Full year 2012 patent licensing royalties decreased $18.7 million, primarily due to a $31.3 million decrease in per-unit royalty revenue, which was partially offset by a $12.6 million increase in past sales. The decrease in per-unit royalty revenue resulted from lower shipments by HTC, BlackBerry and the company's Japanese per-unit licensees. The increase in past sales is driven by the fourth quarter 2012 signing of a new patent licensee. In addition, technology solutions revenue of $2.5 million decreased $3.9 million due to lower royalties recognized in connection with the company's SlimChip modem IP business. During 2012, Intel (57 percent) and Samsung Electronics Company, Ltd. (15 percent) each accounted for ten percent or more of total revenue.
The company's full year 2012 net income was $271.8 million, or $6.26 per diluted share, compared to $89.5 million, or $1.94 per diluted share, in 2011. Not including the $12.5 million repositioning charge and its related tax effects, full year 2012 net income would have been $280.0 million or $6.45 per diluted share.
Full year 2012 operating expenses of $244.1 million increased $77.1 million, or 46 percent, from $167.0 million in full year 2011. This increase was driven by a $31.2 million increase in intellectual property enforcement and non-patent litigation costs, $16.7 million of costs associated with the company's patent sales, $12.5 million of costs associated with the VERP and an $11.7 million increase in personnel and LTCP costs. Full year 2012 intellectual property enforcement and non-patent litigation costs were $52.7 million as compared to $23.7 million in full year 2011, and related primarily to the USITC actions initiated in second half 2011 and January 2013 and arbitration proceedings with our existing customers. These and other increases were partially offset by lower costs associated with consulting services and the 2011 strategic alternatives evaluation process. Personnel-related costs grew $6.8 million primarily due to increased personnel levels and merit increases. Long-term compensation increased $5.0 million, primarily due to a $4.4 million charge to increase the accrual rate on our LTCP cycle ended December 31, 2012.
Full year 2012 other expense of $10.4 million increased from $10.1 million in full year 2011. The change between periods primarily resulted from the recognition of an additional $4.0 million of interest expense primarily associated with the company's 2.5% Senior Convertible Notes due 2016 issued on April 4, 2011 (the "Notes"), due to the Notes being outstanding for the full year 2012. This change was partially offset by higher returns on the company's investment balances in full year 2012 and a decrease in other expense due to $1.6 million of investment impairments recorded in full year 2011.
The company's full year 2012 effective tax rate was approximately 33.5 percent, compared to an effective tax rate in full year 2011 of approximately 28.2 percent. The full year 2012 effective rate included $6.7 million of benefits related to the reversal of a valuation allowance against deferred tax assets. During full year 2011, our effective tax rate included a $6.8 million benefit related to the reversal of a previously accrued liability for tax contingencies and its related interest and $1.5 million of after-tax interest income related to a tax refund.
In 2012, the company generated $145.7 million in free cash flow compared to $65.3 million used in 2011. This change in free cash flow primarily resulted from the receipt of $375.0 million from Intel and was partially offset by higher intellectual property enforcement and non-patent litigation costs and costs of the patent sales in 2012. Additionally, during 2012, the company invested $15.5 million for patent acquisitions and returned capital to shareholders through $152.7 million in share repurchases and $83.1 million in regular and special dividend payments.
Conference Call Information
InterDigital will host a conference call on Wednesday, February 20, 2013 at 6:00 p.m. Eastern Time to discuss its fourth quarter 2012 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the United States or (913) 312-1254 from outside the United States. Please call by 4:50 p.m. ET on February 20 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 9:00 p.m. ET February 20 through 9:00 p.m. ET February 25. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 7640351.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital and SlimChip are registered trademarks of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our expectation of creating a greater quantity and more diverse set of inventions ; (ii) our expectation that the Solutions Group will extend its success with new partnerships involving our technologies; (iii) our expectation for our patent licensing teams to continue their success in driving new and renewed license agreements and expanding our revenue base; (iv) our expectation of delivering another banner year; (v) our expectation of recurring contributions from the agreements we signed in fourth quarter 2012; (vi) our revenue expectations for first quarter 2013; and (vii) our expectation of recognizing an additional charge related to the VERP in first quarter 2013. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) the ability of our Innovations Group to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of our Solutions Group to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; (xi) changes in the company's business strategy; and (xii) changes to our expected VERP-related costs.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
REVENUES:
Per-unit royalty revenue	$29,821	$37,932	$115,295	$146,482
Fixed fee amortized royalty revenue	33,764	33,610	135,056	135,243
Past sales	23,652	3,038	26,238	13,649
Patent sales	—	—	384,000	—
Technology solutions revenue	640	2,376	2,474	6,368
	87,877	76,956	663,063	301,742

OPERATING EXPENSES:
Patent administration and licensing	31,305	21,132	126,284	71,736
Development	16,821	13,561	67,862	63,763
Selling, general and administrative	8,383	6,772	37,351	31,486
Repositioning	12,536	—	12,536	—
	69,045	41,465	244,033	166,985

Income from operations	18,832	35,491	419,030	134,757

OTHER EXPENSE	(2,470)	(2,677)	(10,396)	(10,149)
Income before income taxes	16,362	32,814	408,634	124,608
INCOME TAX PROVISION	(830)	(10,047)	(136,830)	(35,140)
NET INCOME	$15,532	$22,767	$271,804	$89,468
NET INCOME PER COMMON SHARE — BASIC	$0.38	$0.50	$6.31	$1.97
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	40,981	45,503	43,070	45,411
NET INCOME PER COMMON SHARE — DILUTED	$0.38	$0.49	$6.26	$1.94
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,339	46,055	43,396	46,014
CASH DIVIDENDS DECLARED PER COMMON SHARE	$1.60	$0.10	$1.90	$0.40

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Net income before income taxes	$16,362	$32,814	$408,634	$124,608
Taxes paid	(108,997)	(12,787)	(116,871)	(36,593)
Non-cash expenses	11,252	10,381	52,562	40,080
Increase in deferred revenue	145,384	9,097	174,604	56,575
Deferred revenue recognized	(68,075)	(60,300)	(223,419)	(235,513)
(Decrease) increase in operating working capital, deferred charges and other	(118,740)	19,017	(117,902)	16,505
Capital spending and capitalized patent costs	(10,176)	(9,056)	(31,938)	(31,007)
FREE CASH FLOW	(132,990)	(10,834)	145,670	(65,345)

Tax benefit from share-based compensation	(608)	2,426	898	5,131
Payments on long-term debt, including capital leases	—	(73)	(180)	(288)
Acquisition of patents	(1,700)	—	(15,450)	—
Proceeds from issuance of convertible senior notes, net	—	—	—	221,985
Purchase of convertible bond hedge	—	—	—	(42,665)
Proceeds from issuance of warrants	—	—	—	31,740
Dividends paid	(69,689)	(4,548)	(83,077)	(18,150)
Share repurchases	—	—	(152,694)	—
Net proceeds from exercise of stock options	1,398	447	2,111	4,497
Unrealized (loss) gain on short-term investments	(459)	(15)	2,007	(580)
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(204,048)	$(12,597)	$(100,715)	$136,325

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Cash & short-term investments	$577,279	$677,994
Accounts receivable (net)	169,874	28,079
Current deferred tax assets	36,997	53,990
Other current assets	30,197	8,824
Property & equipment and patents (net)	185,381	145,960
Other long-term assets (net)	56,881	82,121
TOTAL ASSETS	$1,056,609	$996,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$180
Accounts payable, accrued liabilities, taxes payable & dividends payable	66,608	38,886
Current deferred revenue	106,305	134,087
Long-term deferred revenue	161,820	153,953
Long-term debt & other long-term liabilities	203,171	198,180
TOTAL LIABILITIES	537,904	525,286
SHAREHOLDERS' EQUITY	518,705	471,682
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,056,609	$996,968

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Net cash provided by (used in) operating activities	$(122,814)	$(1,778)	$177,608	$(34,338)
Purchases of property, equipment, & technology licenses	(1,642)	(1,312)	(3,621)	(3,835)
Patent additions	(8,534)	(7,744)	(28,317)	(27,172)
Free cash flow	$(132,990)	$(10,834)	$145,670	$(65,345)

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814